Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES RESULTS FOR

THE FOURTH fiscal quarter AND YEAR ENDED June 30, 2025

Continued progress in green-field and strategic operating partner acquisitions;

Well positioned for further growth as market conditions improve

RENTON, WA September 15, 2025 – Radiant Logistics, Inc. (NYSE American: RLGT), a technology-enabled global transportation and value-added logistics services company, today reported financial results for the three and twelve months ended June 30, 2025.

Financial Highlights – Fiscal Year Ended June 30, 2025

•
Revenues increased to $902.7 million for the fiscal year ended June 30, 2025, up $100.2 million or 12.5%, compared to revenues of $802.5 million for the comparable prior year period.
•
Gross profit increased to $226.1 million for the fiscal year ended June 30, 2025, up $2.6 million or 1.2%, compared to gross profit of $223.5 million for the comparable prior year period.
•
Adjusted gross profit, a non-GAAP financial measure, increased to $239.4 million for the fiscal year ended June 30, 2025, up $2.9 million or 1.2%, compared to adjusted gross profit of $236.5 million for the comparable prior year period.
•
Net income attributable to Radiant Logistics, Inc. increased to $17.3 million, or $0.37 per basic and $0.35 per fully diluted share for the fiscal year ended June 30, 2025, compared to $7.7 million, or $0.16 per basic and fully diluted share for the comparable prior year period.
•
Adjusted net income, a non-GAAP financial measure, increased to $30.9 million, or $0.66 per basic and $0.64 per fully diluted share for the fiscal year ended June 30, 2025, up $8.3 million or 36.7%, compared to adjusted net income of $22.6 million, or $0.48 per basic and $0.46 per fully diluted share for the comparable prior year period. Adjusted net income is calculated by applying a normalized tax rate of 24.5% and excluding other items not considered part of regular operating activities.
•
Adjusted EBITDA, a non-GAAP financial measure, increased to $38.8 million for the fiscal year ended June 30, 2025, up $7.6 million or 24.4%, compared to adjusted EBITDA of $31.2 million for the comparable prior year period.
•
Adjusted EBITDA margin (adjusted EBITDA expressed as a percentage of adjusted gross profit), a non-GAAP financial measure, increased to 16.2% or 300 basis points, for the fiscal year ended June 30, 2025, compared to adjusted EBITDA margin of 13.2% for the comparable prior year period.

Acquisition Recap

Effective April 1, 2025, the Company acquired USA Logistics Services, Inc. and USA Carrier Services, LLC, both Philadelphia, Pennsylvania based, privately held companies that have operated as part of the Company’s Service By Air brand since 2014.

Effective May 1, 2025, the Company acquired Universal Logistics, Inc. a Houston, Texas based privately held company that has operated as part of the Company’s Airgroup brand since 2001.

Effective September 1, 2025, the Company acquired an 80% ownership interest in Weport, S.A. de C.V. (“Weport”), a Mexico-based, privately held company that provides a full range of global transportation and logistics solutions tailored to the needs, specifications, and regulations for a variety of industries and clients from around the world.

The Company structured each of these transactions similar to its previous transactions, with a portion of the expected purchase price payable in subsequent periods based on the achievement of certain integration milestones and the future performance of the acquired operations.

Stock Buy-Back

We purchased 145,717 shares of our common stock at an average cost of $5.48 per share for an aggregate cost of $0.8 million during the fiscal year ended June 30, 2025.

As of June 30, 2025, the Company had 47,143,178 shares outstanding.

CEO Bohn Crain Comments on Results

With the benefit of our diverse service offering and ongoing acquisition efforts, we continue to deliver solid financial results and generated $38.8 million in adjusted EBITDA for our fiscal year ended June 30, 2025, which is up $7.6 million and 24.4% relative to the prior year period,” said Bohn Crain, Founder and CEO of Radiant Logistics. “The year-over-year improvement in adjusted EBITDA was driven principally through our acquisition efforts. For the year ended June 30, 2025, our acquisitions generated $6.0 million in adjusted EBITDA for the year ended June 30, 2025, driven principally by our green-field acquisitions of Seattle-based Cascade Transportation (June 2024), Houston-based Foundation Logistics and Services (September 2024), St. Louis-based TCB Transportation (December 2024), and Los Angeles-based Transcon Shipping (March 2025), along with the conversion of our strategic operating partners, Miami-based Select Logistics (February 2024), and Philadelphia-based USA Logistics (April 2025).

Notwithstanding these strong year over year results, we expect to continue to see some near-term volatility in our results tied to the ebb and flow of the ongoing U.S. negotiations around trade and tariffs. In any event, we continue to believe that there will ultimately be a surge in global trade as these tariff disputes are brought to rest. And in the interim, we intend to remain nimble in response to any tariff announcements by the U.S. administration and continue to support our customers in navigating these quickly evolving markets and executing thoughtful supply chain strategies for competitive advantage.”

Mr. Crain continued, “As previously discussed, we believe we are well positioned with a durable business model, diverse service offering and strong balance sheet to navigate through a slower freight market. We continue to enjoy a strong balance sheet with approximately $22.9 million of cash on hand as of June 30, 2025, and only $20.0 million drawn on our $200.0 million credit facility. At the same time, we remain focused on the longer term, staying true to our strategy to deliver profitable growth through a combination of organic and acquisition initiatives, while thoughtfully re-levering our balance sheet through a combination of strategic operating partner conversions, synergistic tuck-in acquisitions, and stock buy-backs.

We made good progress in this regard over this last year having completed 3 green-field acquisitions and 3 strategic operating partner conversions in fiscal 2025. In addition, earlier this month we achieved a significant milestone with our acquisition of Mexico-based, Weport. Mexico is an important market for us and in addition to supporting Radiant’s legacy and prospective customers across Mexico, Weport is well positioned to serve as a platform to help us continue to scale our North American footprint.

We believe these transactions are representative of our broader pipeline of opportunities which includes both green-field acquisitions (i.e. companies not currently part of our network) as well as acquisition opportunities inherent in our agent-based network where we can support our current operating partners in their exit strategies, and look forward to providing further updates as progress our acquisition efforts.”

Fourth Fiscal Quarter Ended June 30, 2025 – Financial Results

For the three months ended June 30, 2025, Radiant reported net income attributable to Radiant Logistics, Inc. of $4.9 million on $220.6 million of revenues, or $0.10 per basic and fully diluted share. For the three months ended June 30, 2024, Radiant reported net income attributable to Radiant Logistics, Inc. of $4.8 million on $206.0 million of revenues, or $0.10 per basic and fully diluted share.

For the three months ended June 30, 2025, Radiant reported adjusted net income, a non-GAAP financial measure, of $5.5 million, or $0.12 per basic and $0.11 per fully diluted share. For the three months ended June 30, 2024, Radiant reported adjusted net income of $7.0 million, or $0.15 per basic and $0.14 per fully diluted share.

For the three months ended June 30, 2025, Radiant reported adjusted EBITDA, a non-GAAP financial measure, of $7.9 million, compared to $9.1 million for the comparable prior year period.

Year Ended June 30, 2025 – Financial Results

For the fiscal year ended June 30, 2025, Radiant reported net income attributable to Radiant Logistics, Inc. of $17.3 million on $902.7 million of revenues, or $0.37 per basic and $0.35 per fully diluted share. For the fiscal year ended June 30, 2024, Radiant reported net income attributable to Radiant Logistics, Inc. of $7.7 million on $802.5 million of revenues, or $0.16 per basic and fully diluted share.

For the fiscal year ended June 30, 2025, Radiant reported adjusted net income, a non-GAAP financial measure, of $30.9 million, or $0.66 per basic and $0.64 per fully diluted share. For the fiscal year ended June 30, 2024, Radiant reported adjusted net income of $22.6 million, or $0.48 per basic and $0.46 per fully diluted share.

For the fiscal year ended June 30, 2025, Radiant reported adjusted EBITDA, a non-GAAP financial measure, of $38.8 million, compared to $31.2 million for the comparable prior year period.

Earnings Call and Webcast Access Information

Radiant Logistics, Inc. will host a conference call on Monday, September 15, 2025 at 4:30 PM Eastern to discuss the contents of this release. The conference call is open to all interested parties, including individual investors and press. Bohn Crain, Founder and CEO will host the call.

Conference Call Details

DATE/TIME:	Monday, September 15, 2025 at 4:30 PM Eastern
DIAL-IN	US (888) 506-0062; Intl. (973) 528-0011 (Participant Access Code: 630318)
REPLAY	September 16, 2025 at 9:30 AM Eastern to September 29, 2025 at 4:30 PM Eastern, US (877) 481-4010; Intl. (919) 882-2331 (Replay ID number: 52921)

Webcast Details

This call is also being webcast and may be accessed via Radiant’s web site at www.radiantdelivers.com or at https://www.webcaster4.com/Webcast/Page/2191/52921

About Radiant Logistics (NYSE American: RLGT)

Radiant Logistics, Inc. (www.radiantdelivers.com) operates as a third-party logistics company, providing technology-enabled global transportation and value-added logistics services primarily to customers in the United States and Canada. Through its comprehensive service offerings, Radiant provides domestic and international freight forwarding and freight brokerage services to a diversified account base including manufacturers, distributors and retailers, which it supports from an extensive network of company and agent-owned offices throughout North America and other key markets around the world. Radiant’s value-added logistics services include warehouse and distribution, customs brokerage, order fulfillment, inventory management and technology services.

This press release contains “forward-looking statements” within the meaning set forth in United States securities laws and regulations – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business, financial performance and financial condition, and often contain words such as “anticipate,” “believe,” “estimates,” “expect,” “future,” “intend,” “may,” “plan,” “see,” “seek,” “strategy,” or “will” or the negative thereof or any variation thereon or similar terminology or expressions. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. We have developed our forward-looking statements based on management’s beliefs and assumptions, which in turn rely upon information available to them at the time such statements were made. Such forward-looking statements reflect our current perspectives on our business, future performance, existing trends and information as of the date of this report. These include, but are not limited to, our beliefs about future revenue and expense levels, growth rates, prospects related to our strategic initiatives and business strategies, along with express or implied assumptions about, among other things: our continued relationships with our strategic operating partners; the performance of our historic business, as well as the businesses we have recently acquired, at levels consistent with recent trends and reflective of the synergies we believe will be available to us as a result of such acquisitions; our ability to successfully integrate our recently acquired businesses; our ability to locate suitable acquisition opportunities and secure the financing necessary to complete such acquisitions; transportation costs remaining in line with recent levels and expected trends; our ability to mitigate, to the best extent possible, our dependence on current management and certain larger strategic operating partners; our compliance with financial and other covenants under our indebtedness; the absence of any adverse laws or governmental regulations affecting the transportation industry in general, and our operations in particular; our ability to continue to respond to macroeconomic factors that have recently had a negative effect on worldwide freight markets; the impact of any health pandemic or environmental event on our operations and financial results; continued disruptions in the global supply chain; higher inflationary pressures particularly surrounding the costs of fuel, labor, and other components of our operations; potential adverse legal, reputational and financial effects on the Company resulting from prior or future cyber incidents and the effectiveness of the Company’s business continuity plans in response to cyber incidents; the commercial, reputational and regulatory risks to our business that may arise as a consequence of our prior inability to remediate a material weakness in our internal control over financial reporting, and the further risks that may arise should we be unable to maintain an effective system of disclosure controls and internal control over financial reporting in the future; and such other factors that may be identified from time to time in our U.S Securities and Exchange Commission (“SEC”) filings and other public announcements including those set forth under the caption “Risk Factors” in Part 1 Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact: Radiant Logistics, Inc. Todd Macomber (425) 943-4541 investors@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. Jennifer Deenihan (425) 462-1094 communications@radiantdelivers.com

RADIANT LOGISTICS, INC.

Consolidated Balance Sheets

	June 30,
(In thousands, except share and per share data)	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$22,942	$24,874
Accounts receivable, net of allowance of $2,128 and $2,103, respectively	134,911	118,016
Contract assets	6,904	7,615
Income tax receivable	2,194	3,133
Prepaid expenses and other current assets	12,299	10,567
Total current assets	179,250	164,205

Property, technology, and equipment, net	23,489	25,558

Goodwill	117,637	93,043
Intangible assets, net	49,123	34,943
Operating lease right-of-use assets	55,066	49,850
Deposits and other assets	2,209	3,586
Total other long-term assets	224,035	181,422
Total assets	$426,774	$371,185

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$74,411	$73,558
Operating partner commissions payable	10,541	13,291
Accrued expenses	10,637	8,948
Current portion of operating lease liabilities	12,741	11,629
Current portion of finance lease liabilities	282	643
Current portion of contingent consideration	6,050	455
Other current liabilities	483	1,927
Total current liabilities	115,145	110,451

Notes payable	20,000	—
Operating lease liabilities, net of current portion	49,245	45,026
Finance lease liabilities, net of current portion	969	677
Contingent consideration, net of current portion	13,300	4,710
Deferred tax liabilities	1,782	812
Other long-term liabilities	248	—
Total long-term liabilities	85,544	51,225
Total liabilities	200,689	161,676

Equity:
Common stock, $0.001 par value, 100,000,000 shares authorized; 52,324,201 and 51,844,249 shares issued, and 47,143,178 and 46,808,943 shares outstanding, respectively	34	33
Additional paid-in capital	110,588	110,763
Treasury stock, at cost, 5,181,023 and 5,035,306 shares, respectively	(31,964)	(31,166)
Retained earnings	150,569	133,278
Accumulated other comprehensive loss	(3,211)	(3,546)
Total Radiant Logistics, Inc. stockholders’ equity	226,016	209,362
Noncontrolling interest	69	147
Total equity	226,085	209,509
Total liabilities and equity	$426,774	$371,185

RADIANT LOGISTICS, INC.

Consolidated Statements of Comprehensive Income

	Three Months Ended June 30,		Year Ended June 30,
(In thousands, except share and per share data)	2025	2024	2025	2024
Revenues	$220,580	$206,032	$902,696	$802,470

Operating expenses:
Cost of transportation and other services	160,195	145,451	663,277	565,947
Operating partner commissions	21,145	22,991	78,493	92,668
Personnel costs	21,882	19,409	81,509	78,212
Selling, general and administrative expenses	10,201	8,636	42,471	38,700
Depreciation and amortization	3,600	4,666	18,379	18,095
Change in fair value of contingent consideration	(1,641)	—	(2,491)	(450)
Total operating expenses	215,382	201,153	881,638	793,172

Income from operations	5,198	4,879	21,058	9,298

Other income (expense):
Interest income	179	503	1,303	2,333
Interest expense	(491)	(212)	(1,342)	(1,056)
Foreign currency transaction gain	(51)	21	164	143
Change in fair value of interest rate swap contracts	—	(294)	(1,032)	(1,197)
Other	(18)	5	1,052	199
Total other income	(381)	23	145	422

Income before income taxes	4,817	4,902	21,203	9,720

Income tax expense	116	(56)	(3,765)	(1,523)

Net income	4,933	4,846	17,438	8,197
Less: net income attributable to noncontrolling interest	(26)	(65)	(147)	(512)

Net income attributable to Radiant Logistics, Inc.	$4,907	$4,781	$17,291	$7,685

Other comprehensive income:
Foreign currency translation gain (loss)	2,597	(459)	335	(1,341)
Comprehensive income	$7,530	$4,387	$17,773	$6,856

Income per share:
Basic	$0.10	$0.10	$0.37	$0.16
Diluted	$0.10	$0.10	$0.35	$0.16

Weighted average common shares outstanding:
Basic	47,144,123	46,936,272	46,969,294	47,047,754
Diluted	48,691,339	48,589,842	48,730,674	48,822,017

Reconciliation of Non-GAAP Measures

RADIANT LOGISTICS, INC.

Reconciliation of Gross Profit to Adjusted Gross Profit, Net Income Attributable to Radiant Logistics, Inc.
to Adjusted Net Income, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

(unaudited)

As used in this report adjusted gross profit, adjusted net income, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted gross profit, adjusted net income, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Radiant’s business. For adjusted net income, management uses a 24.5% tax rate to calculate the provision for income taxes to normalize Radiant’s tax rate to that of its competitors and to compare Radiant’s reporting periods with different effective tax rates. In addition, in arriving at adjusted net income, the Company adjusts for certain non-cash charges and significant items that are not part of regular operating activities. These adjustments include income taxes, depreciation and amortization, costs unrelated to our core operations, and other non-cash charges.

We commonly refer to the term “adjusted gross profit” when commenting about our Company and the results of operations. Adjusted gross profit is a non-GAAP measure calculated as revenues less directly related operations and expenses attributed to the Company’s services. Adjusted gross profit is calculated as GAAP gross profit exclusive of depreciation and amortization, which are reported separately. We believe adjusted gross profit is a better measurement than are total revenues when analyzing and discussing the effectiveness of our business and is used as a portion of a key metric the Company uses to discuss its progress.

EBITDA is a non-GAAP financial measure of income and does not include the effects of interest, income taxes, and the “non-cash” effects of depreciation and amortization on long-term assets. Companies have some discretion as to which elements of depreciation and amortization are excluded in the EBITDA calculation. We exclude all depreciation charges related to property, technology, and equipment and all amortization charges (including amortization of leasehold improvements). We then further adjust EBITDA to exclude share-based compensation, costs unrelated to our core operations (primarily acquisition and litigation costs), and other non-cash charges. While management considers EBITDA and adjusted EBITDA useful in analyzing our results, it is not intended to replace any presentation included in our consolidated financial statements.

We believe that these non-GAAP financial measures, as presented, represent a useful method of assessing the performance of our operating activities, as they reflect our earnings trends without the impact of certain non-cash charges and other non-recurring charges. These non-GAAP financial measures are intended to supplement the GAAP financial information by providing additional insight regarding results of operations to allow a comparison to other companies, many of whom use similar non-GAAP financial measures to supplement their GAAP results. However, these non-GAAP financial measures will not be defined in the same manner by all companies and may not be comparable to other companies. Adjusted gross profit, adjusted net income, EBITDA, adjusted EBITDA, and adjusted EBITDA margin should not be considered in isolation or as a substitute for any of the consolidated statements of comprehensive income prepared in accordance with GAAP, or as an indication of Radiant’s operating performance or liquidity.

(In thousands)	Three Months Ended June 30,		Year Ended June 30,
Reconciliation of adjusted gross profit to GAAP gross profit	2025	2024	2025	2024
Revenues	$220,580	$206,032	$902,696	$802,470
Cost of transportation and other services (exclusive of depreciation and amortization, shown separately below)	(160,195)	(145,451)	(663,277)	(565,947)
Depreciation and amortization	(2,513)	(3,253)	(13,340)	(13,055)
GAAP gross profit	$57,872	$57,328	$226,079	$223,468
Depreciation and amortization	2,513	3,253	13,340	13,055
Adjusted gross profit	$60,385	$60,581	$239,419	$236,523

GAAP gross profit percentage	26.2%	27.8%	25.0%	27.8%
Adjusted gross profit percentage	27.4%	29.4%	26.5%	29.5%

	Three Months Ended June 30,		Year Ended June 30,
Reconciliation of GAAP net income to adjusted EBITDA	2025	2024	2025	2024
Net income attributable to Radiant Logistics, Inc.	$4,907	$4,781	$17,291	$7,685
Income tax expense (benefit)	(116)	56	3,765	1,523
Depreciation and amortization (1)	3,600	4,779	18,493	18,552
Net interest expense	312	(291)	39	(1,277)
Share-based compensation	361	85	(819)	2,611
Change in fair value of contingent consideration	(1,641)	—	(2,491)	(450)
Lease termination costs	115	—	1,491	76
Change in fair value of interest rate swap contracts	—	294	1,032	1,197
Other	352	(626)	(45)	1,243

Adjusted EBITDA	7,890	9,078	38,756	31,160
Adjusted EBITDA as a % of adjusted gross profit (2)	13.1%	15.0%	16.2%	13.2%
(1)
Depreciation and amortization for the purposes of calculating adjusted EBITDA, a non-GAAP financial measure, includes depreciation expenses recognized on certain computer software as a service.

(In thousands, except share and per share data)	Three Months Ended June 30,		Year Ended June 30,
Reconciliation of GAAP net income to adjusted net income	2025	2024	2025	2024
Net income attributable to Radiant Logistics, Inc.	$4,907	$4,781	$17,291	$7,685

Income tax expense (benefit)	(116)	56	3,765	1,523
Depreciation and amortization	3,600	4,666	18,379	18,095
Change in fair value of contingent consideration	(1,641)	—	(2,491)	(450)
Lease termination costs	115	—	1,491	76
Change in fair value of interest rate swap contracts	—	294	1,032	1,197
Other	400	(505)	1,519	1,870

Adjusted net income before income taxes	7,265	9,292	40,986	29,996

Provision for income taxes at 24.5%	(1,780)	(2,277)	(10,042)	(7,349)

Adjusted net income	$5,485	$7,015	$30,944	$22,647

Adjusted net income per common share:
Basic	$0.12	$0.15	$0.66	$0.48
Diluted	$0.11	$0.14	$0.64	$0.46

Weighted average common shares outstanding:
Basic	47,144,123	46,936,272	46,969,294	47,047,754
Diluted	48,691,339	48,589,842	48,730,674	48,822,017

(In thousands)	Three months ended				Year ended
Trailing twelve months adjusted EBITDA:	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2025
Net income attributable to Radiant Logistics, Inc.	$4,907	$2,541	$6,466	$3,377	$17,291
Income tax expense	(116)	573	2,163	1,145	3,765
Depreciation and amortization (1)	3,600	4,937	5,037	4,919	18,493
Net interest expense	312	11	(56)	(228)	39
Share-based compensation	361	469	(1,812)	163	(819)
Change in fair value of contingent consideration	(1,641)	250	(1,300)	200	(2,491)
Lease termination costs	115	210	1,166	—	1,491
Change in fair value of interest rate swap contracts	—	291	301	440	1,032
Other	352	116	50	(563)	(45)

Adjusted EBITDA	$7,890	$9,398	$12,015	$9,453	$38,756
(1)
Depreciation and amortization for the purposes of calculating adjusted EBITDA, a non-GAAP financial measure, includes depreciation expenses recognized on certain computer software as a service.